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                                                                  EXHIBIT 99.1



NEWS FROM:   WAYPOINT FINANCIAL CORP.
             235 NORTH SECOND STREET
             HARRISBURG, PA  17101



FOR IMMEDIATE RELEASE
DECEMBER 22, 2004

                                               Contact: Steve Gardner
                                                        Public Relations Manager
                                                        (717) 909-2603


                     WAYPOINT FINANCIAL SHAREHOLDERS APPROVE
                          MERGER WITH SOVEREIGN BANCORP

Harrisburg, PA (December 22, 2004) Waypoint Financial Corp. (Nasdaq/NM:WYPT) reported that shareholders today voted to approve the company's merger with Sovereign Bancorp at a special meeting in Harrisburg.

Waypoint Financial President and CEO David E. Zuern said the merger is expected to be completed January 21, 2005, and is subject to final approval from regulatory authorities.

Following the transaction, current Waypoint Bank President Andrew Samuel will become President and Chief Executive Officer of the new Central Pennsylvania and Northern Maryland region of Sovereign Bank. Zuern will serve as chairman of the region following the merger.

On March 9, 2004, Waypoint and Sovereign announced that they had reached a definitive agreement for Sovereign to acquire Waypoint in a transaction valued at approximately $980 million. Under the terms of the agreement, shareholders of Waypoint will be entitled to receive $28.00 in cash, 1.262 shares of Sovereign common stock, or a combination thereof per Waypoint share, subject to election and allocation procedures which are intended to ensure that, in the aggregate, 70% of Waypoint shares will be exchanged for Sovereign common stock and 30% will be exchanged for cash.

Waypoint Financial Corp. is a $5.4 billion bank holding company whose primary operating subsidiary is Waypoint Bank. Headquartered in Harrisburg, Pennsylvania, Waypoint Bank operates 58 branches in Dauphin, York, Lancaster, Cumberland, Franklin, Lebanon, Adams, and Centre counties in Pennsylvania and 8 branches in Baltimore, Harford, Frederick and Washington counties in Maryland. Waypoint offers a full range of financial services including banking for retail,


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commercial and small business customers, mortgages, trust and investment, brokerage, and insurance services to more than 125,000 household and business customers.

NOTE ON FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Waypoint Financial's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Form 10-K for the most recently ended fiscal year.

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